Exhibit 4.2

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

As Issuer,

SUNOCO LOGISTICS PARTNERS L.P.

As Guarantor, and

U.S. BANK NATIONAL ASSOCIATION, As Trustee

TWELFTH SUPPLEMENTAL INDENTURE

Dated as of November 17, 2015

to

Indenture dated as of December 16, 2005

$600,000,000

4.40% Senior Notes due 2021

THIS TWELFTH SUPPLEMENTAL INDENTURE dated as of November 17, 2015 is among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Partnership”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Guarantor”), and U.S. Bank National Association, a national banking association, as successor trustee (the “Trustee”). Each capitalized term used but not defined in this Twelfth Supplemental Indenture shall have the meaning assigned to such term in the Original Indenture (as defined below).

RECITALS:

WHEREAS, the Partnership, the Guarantor and the Subsidiary Guarantors named therein have executed and delivered to the Trustee an Indenture dated as of December 16, 2005 (the “Original Indenture”), providing for the issuance by the Partnership from time to time of its debentures, notes, bonds or other evidences of indebtedness, issued and to be issued in one or more series unlimited as to principal amount (the “Debt Securities”), and the guarantee of the Debt Securities by one or more of the Subsidiary Guarantors and the Guarantor (the “Guarantee”);

WHEREAS, U.S. Bank National Association replaced Citibank, N.A. as the trustee under the Original Indenture, pursuant to the Agreement of Resignation, Appointment and Acceptance dated as of April 9, 2007 among the Partnership, Citibank, N.A. and U.S. Bank National Association;

WHEREAS, the Partnership has duly authorized and desires to issue pursuant to the Original Indenture, as supplemented and amended by this Twelfth Supplemental Indenture (the “Twelfth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), a new series of Debt Securities designated the “4.40% Senior Notes due 2021” (the “Notes”), all of such Notes to be guaranteed by the Guarantor as provided in Article XIV of the Original Indenture;

WHEREAS, the Partnership desires to issue the Notes pursuant to Sections 2.01 and 2.03 of the Original Indenture, which Sections permit the execution of supplemental indentures to establish the form and terms of Debt Securities of any series;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Partnership and the Guarantor have requested that the Trustee join in the execution of this Twelfth Supplemental Indenture to establish the form and terms of the Notes;

WHEREAS, all things necessary have been done to make the Notes, when executed by the Partnership and authenticated and delivered under the Indenture and duly issued by the Partnership, and the Guarantee of the Guarantor, when the Notes are duly issued by the Partnership, the valid obligations of the Partnership and the Guarantor, respectively, and to make this Twelfth Supplemental Indenture a valid agreement of the Partnership and the Guarantor enforceable in accordance with its terms.

NOW, THEREFORE, the Partnership, the Guarantor and the Trustee hereby agree that the following provisions shall supplement the Original Indenture:

ARTICLE I.

THE NOTES

SECTION 1.1	Form.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to this Twelfth Supplemental Indenture, which is hereby incorporated into this Twelfth Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Twelfth Supplemental Indenture and to the extent applicable, the Partnership, the Guarantor and the Trustee, by their execution and delivery of this Twelfth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Book-Entry Notes”). Each Book-Entry Note shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Book-Entry Note to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having a beneficial interest in the Book-Entry Note.

The Partnership initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Book-Entry Notes.

SECTION 1.2	Title, Amount and Payment of Principal and Interest.

The Notes shall be entitled the “4.40% Senior Notes due 2021.” The Trustee shall authenticate and deliver (i) Notes for original issue on the date hereof (the “Original Notes”) in the aggregate principal amount of $600,000,000 and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified in the Partnership Order described in this sentence, provided that no such additional Notes may be issued at a price that would cause such Notes to have “original issue discount” within the meaning of the Internal Revenue Code of 1986, as amended, in each case upon a Partnership Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 2.05 of the Original Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may be outstanding at any time may not exceed $600,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph (except as provided in Section 2.09 of the Original Indenture). Any such additional Notes issued in this manner will be consolidated with, and will form a single series with, the Original Notes.

The principal amount of each Note shall be payable on April 1, 2021. Each Note shall bear interest from the date of original issuance, or the most recent date to which interest has been paid, at the fixed rate of 4.40% per annum. The dates on which interest on the Notes shall be payable shall be April 1 and October 1 of each year, commencing April 1, 2016 in the case of the Original Notes (the “Interest Payment Dates”). The regular record date for interest payable on the Notes on any Interest Payment Date shall be March 15 and September 15 (the “Regular Record Date”), as the case may be, next preceding such Interest Payment Date.

Payments of principal of, premium, if any, and interest due on the Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 11:00 a.m., New York City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

SECTION 1.3	Registrar and Paying Agent.

The Partnership initially appoints the Trustee as Registrar and paying agent with respect to the Notes. The office or agency in the City and State of New York where Notes may be presented for registration of transfer or exchange and the Place of Payment for the Notes shall initially be U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Department.

SECTION 1.4	Transfer and Exchange.

Transfer and Exchange of Notes in Definitive Form. Notes in definitive form shall be presented or surrendered for registration of transfer or exchange pursuant to Section 2.07 of the Original Indenture.

Transfer and Exchange of Global Notes. The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.15 of the Original Indenture.

SECTION 1.5	Legends.

Each certificate evidencing the Book-Entry Notes shall bear the legend specified in Section 2.15 of the Original Indenture.

SECTION 1.6	Guarantee of the Notes.

In accordance with Article XIV of the Original Indenture, the Notes will be fully, unconditionally and absolutely guaranteed on an unsecured, unsubordinated basis by the Guarantor. Initially, there will not be any other guarantors of the Notes.

Section 14.04(a) is amended with respect to the Notes by (i) adding the words “with respect to the Notes” after the word “Default” in the final sentence thereof and (ii) substituting the words “Funded Debt” for the word “Debt” in such sentence.

SECTION 1.7	Defeasance and Discharge.

The Notes shall be subject to satisfaction and discharge and to both legal defeasance and covenant defeasance as contemplated by Article XI of the Original Indenture.

SECTION 1.8	Additional Covenants.

Pursuant to Section 9.01 of the Original Indenture, the following covenants of the Partnership are made in relation solely to the Notes by adding the following Sections to Article IV of the Original Indenture:

Section 4.12 Limitations on Liens.

(i) The Partnership will not, nor will the Partnership permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the Twelfth Supplemental Indenture or thereafter acquired, to secure any Debt of the Partnership or Debt of any other Person, other than the Notes and any other Debt Securities issued under the Indenture, without making effective provision for all the Notes outstanding under the Indenture to be secured equally and ratably with, or prior to, that Debt so long as that Debt is so secured.

There is excluded from this restriction:

(1) Permitted Liens;

(2) any Lien upon any property or asset created at the time of the acquisition of that property or asset by the Partnership or any of its Subsidiaries or within one year after that time to secure all or a portion of the purchase price for that property or asset or Debt incurred to finance the purchase price, whether that Debt was incurred prior to, at the time of or within one year after the date of the acquisition;

(3) any Lien upon any property or asset to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of the construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for that purpose;

(4) any Lien upon any property or asset existing thereon at the time of the acquisition thereof by the Partnership or any of its Subsidiaries, whether or not the obligations secured thereby are assumed by the Partnership or by any of its Subsidiaries; provided, however, that the Lien only encumbers the property or asset so acquired;

(5) any Lien upon any property or asset of an entity existing thereon at the time that entity becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that the Lien only encumbers the property or asset of that entity at the time it becomes a Subsidiary;

(6) any Lien upon any property or asset of the Partnership or any of its Subsidiaries in existence on the date the Notes are first issued or provided for pursuant to agreements existing on that date, including, without limitation, pursuant to the revolving credit facility of the Partnership;

(7) Liens imposed by law or order as a result of any proceeding before any court or regulatory or body that is being contested in good faith, and Liens which secure a judgment or other court-ordered award or settlement as to which the Partnership or the applicable Subsidiary has not exhausted its appellate rights;

(8) any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements, of Liens, in whole or in part, referred to in clauses (1) through (7) above; provided, however, that any extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or asset covered by the Lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership and its Subsidiaries, including any premium, incurred in connection with any extension, renewal, refinancing, refunding or replacement; or

(9) any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Debt of the Partnership or any of its Subsidiaries.

(ii) Notwithstanding the preceding, under the Indenture, the Partnership may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property to secure Debt of the Partnership or any other Person, other than the Notes and any other Debt Securities issued under the Indenture, that is not excepted by clauses (1) through (9) above, without securing the Notes; provided that the aggregate principal amount of all Debt then outstanding secured by that Lien and all similar Liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of Section 4.13(i)) does not exceed 10% of Consolidated Net Tangible Assets.

Section 4.13 Restrictions on Sale-Leasebacks.

(i) The Partnership will not, and will not permit any of its Subsidiaries to, engage in the sale or transfer by the Partnership or any of its Subsidiaries of any Principal Property to a Person, other than the Partnership or any of its Subsidiaries, and the taking back by the Partnership or any Subsidiary, as the case may be, of a lease of the Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on the Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) the Partnership or the Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from the Sale-Leaseback Transaction without equally and ratably securing the Notes; or

(4) the Partnership or a Subsidiary, within a one-year period after the Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from the Sale-Leaseback Transaction to:

(A) the prepayment, repayment, redemption, reduction or retirement of any Debt of the Partnership or Debt of any Subsidiary that is not subordinated to the Notes; or

(B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of the Partnership’s business or the business of its Subsidiaries.

(ii) Notwithstanding the preceding, the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of Section 4.13(i), provided that the Attributable Indebtedness from the Sale-Leaseback Transaction and any other Sale-Leaseback Transaction that is not so excepted, together with the aggregate principal amount of outstanding Debt, other than the Notes and any other Debt Securities issued under the Indenture, secured by Liens upon Principal Properties, or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, and in any case not excepted by clauses (1) through (9), inclusive, of Section 4.12(i), does not exceed 10% of the Consolidated Net Tangible Assets.

Section 4.14 Future Subsidiary Guarantors.

The Partnership shall cause each of its Subsidiaries that guarantees or becomes a co-obligor in respect of any Funded Debt of the Partnership at any time after the date of the Twelfth Supplemental Indenture (including, without limitation, following any release of such Subsidiary pursuant to Section 14.04 of the Original Indenture from any Guarantee previously provided by it under Article XIV), to cause such Subsidiary to guarantee the Notes, but only to the extent that the Notes are not already guaranteed by such Subsidiary, by executing and delivering to the Trustee, within thirty days thereafter, a supplemental indenture substantially in the form attached to the Twelfth Supplemental Indenture as Annex A.

SECTION 1.9	Additional Default.

In accordance with Section 9.01(b) of the Original Indenture, Section 6.01 is amended solely with respect to the Notes by deleting paragraph (h) and inserting in lieu thereof:

(h) the acceleration of the maturity of any other Debt of the Partnership or any of its Subsidiaries or a default in the payment of any principal or interest in respect of any other Debt of the Partnership or any of its Subsidiaries having an outstanding principal amount of $25 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days.

SECTION 1.10	Additional Definitions.

In accordance with Section 9.01 of the Original Indenture, the following terms are inserted into Section 1.01 of the Original Indenture in the appropriate alphabetical order and made applicable only to the Notes:

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

“Commodity Trading Obligations” with respect to any Person, means the obligations of such Person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such Person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by the Partnership pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting: (1) all current liabilities, excluding:

(A) any current liabilities that by their terms are extendable or renewable at the option of the obligor to a time more than one year after the time as of which the amount is being computed; and

(B) current maturities of long-term debt; and

(2) the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or as on a pro forma basis would set forth, on the consolidated balance sheet of the Partnership for its most recently completed fiscal quarter, prepared in accordance with GAAP.

“Funded Debt” means all Debt: (1) maturing one year or more from the date of its creation; (2) directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the Debt, to a date one year or more from the date of its creation; or (3) under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Notes” means the Partnership’s 4.40% Senior Notes due 2021.

“Permitted Hedging Obligations” of any Person shall mean (1) hedging obligations entered into in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and (2) Commodity Trading Obligations.

“Permitted Liens” means:

(1) Liens upon rights of way for pipeline purposes;

(2) any statutory or governmental Lien or Lien arising by operation of law, or any mechanic’s, repairman’s, materialman’s, supplier’s, carrier’s, landlord’s, warehouseman’s or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction, development, improvement or repair;

(3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(4) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Partnership or any of its Subsidiaries in good faith;

(5) Liens of, or to secure performance of, leases, other than capital leases;

(6) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(7) any Lien upon property or assets acquired or sold by the Partnership or by any of its Subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

(8) any Lien incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) any Lien in favor of the Partnership or any of its Subsidiaries;

(10) any Lien in favor of the United States of America or any state of the United States, or any department, agency or instrumentality or political subdivision of the United States of America or any state of the United States, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Debt incurred by the Partnership or any of its Subsidiaries for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to the Liens;

(11) any Lien securing industrial development, pollution control or similar revenue bonds;

(12) any Lien securing debt of the Partnership or any of its Subsidiaries, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining “substantial concurrence,” taking into consideration, among other things, required notices to be given to Holders of Outstanding Notes in connection with the refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all Outstanding Notes, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by the Partnership or any of its Subsidiaries in connection therewith;

(13) Liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

(14) any easements, exceptions or reservations in any property or assets of the Partnership or any Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of its business or the business of the Partnership and its Subsidiaries, taken as a whole;

(15) Liens securing Permitted Hedging Obligations; or

(16) any Lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

“Principal Property” means, whether owned or leased on the date of the Twelfth Supplemental Indenture or thereafter acquired, any pipeline, terminal or other logistics property or asset of the Partnership or any of its Subsidiaries, including any related property or asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, refined products (including gasoline, diesel fuel, jet fuel, heating oil, distillates, liquefied petroleum gas, natural gas liquids, blend stocks, ethanol, xylene, toluene and petrochemical feedstocks) or fuel additives, that is located in the United States of America or any territory or political subdivision thereof, except:

(1) any of those properties or assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or with, vehicles; and

(2) any of those properties or assets which, in the opinion of the board of directors of the General Partner, is not material in relation to the activities of the Partnership or its Subsidiaries, taken as a whole.

“Sale-Leaseback Transaction” has the meaning attributed thereto in Section 4.13.

“Twelfth Supplemental Indenture” means the Twelfth Supplemental Indenture among the Partnership, the Guarantor and the Trustee dated as of November 17, 2015 relating to the Partnership’s 4.40% Senior Notes due 2021.

ARTICLE II.

REDEMPTION

SECTION 2.1	Redemption.

The Partnership shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof. The Partnership, at its option, may redeem the Notes in accordance with the provisions of paragraph 5 of the Notes and Article III of the Original Indenture.

ARTICLE III.

MISCELLANEOUS PROVISIONS

SECTION 3.1	Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Twelfth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.2	Counterpart Originals.

The parties may sign any number of copies of this Twelfth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.3	Governing Law.

THIS TWELFTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed as of the day and year first above written.

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By:	SUNOCO LOGISTICS PARTNERS GP LLC,
its General Partner

By:	/s/ Michael J. Hennigan
Michael J. Hennigan
President and Chief Executive Officer

SUNOCO LOGISTICS PARTNERS L.P.

By:	SUNOCO PARTNERS LLC, its General Partner

By:	/s/ Michael J. Hennigan
Michael J. Hennigan
President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George Rayzis
George Rayzis
Vice President

Exhibit A

FORM OF NOTE

[FACE OF SECURITY]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

No. R-1	Principal Amount $ , which amount may be increased or decreased by the Schedule of Increases and Decreases in Global Security attached hereto.

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

4.40% SENIOR NOTE DUE 2021

CUSIP 86765B AR0

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., a Delaware limited partnership (the “Partnership,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal sum of          U.S. dollars ($        ), or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security, on April 1, 2021 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest at an annual rate of 4.40% payable on April 1 and October 1 of each year, to the person in whose name the Security is registered at the close of business on the record date for such interest, which shall be the preceding March 15 and September 15 (each, a “Regular Record Date”), respectively, payable commencing on April 1, 2016, with interest accruing from November 17, 2015, or the most recent date to which interest shall have been paid.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth in this Security are an integral part of the terms of this Security and by acceptance hereof the Holder of this Security agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

This Security is issued in respect of a series of Debt Securities of an initial aggregate principal amount of $600,000,000, designated as the 4.40% Senior Notes due 2021 of the Partnership, which are governed by the Indenture dated as of December 16, 2005 (the “Original Indenture”), among the Partnership, Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Guarantor”), the Subsidiary Guarantors named therein and Citibank, N.A., as initial trustee, as supplemented and amended by the Twelfth Supplemental Indenture (herein so called) dated as of November 17, 2015 among the Partnership, the Guarantor and U.S. Bank National Association, as successor trustee (the “Trustee”). The Original Indenture, as supplemented and amended from time to time, is herein referred to as the “Indenture.” The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Securities under the Indenture.

This Security shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Partnership has caused this instrument to be duly executed by its sole General Partner.

Dated: November 17, 2015

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By:	SUNOCO LOGISTICS PARTNERS GP LLC, its General Partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Debt Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

4.40% SENIOR NOTE DUE 2021

This Security is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Partnership (the “Debt Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Partnership, the Guarantor and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Security is one of a series designated as the 4.40% Senior Notes due 2021 of the Partnership, in initial aggregate principal amount of $600,000,000 (the “Securities”).

1.	Interest.

The Partnership promises to pay interest on the principal amount of this Security at the rate of 4.40% per annum.

The Partnership will pay interest semi-annually on April 1 and October 1 of each year (each an “Interest Payment Date”), commencing April 1, 2016. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from November 17, 2015. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Partnership shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy laws) on overdue installments of interest (without regard to any applicable grace period) and on overdue principal and premium, if any, from time to time on demand at the same rate per annum, in each case to the extent lawful.

2.	Method of Payment.

The Partnership shall pay interest on the Securities (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) may be paid to the persons who are registered Holders at the close of business on a special record date for the payment of such Defaulted Interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may then be listed if such manner of payment shall be deemed practicable by the Trustee, as more fully provided in the Indenture. The Partnership shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Securities in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Partnership maintained for such purpose within The City of New York, which initially will be U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005 Attention: Corporate Trust Department, or, at the option of the Company, payment of interest may be made by check mailed to the Holders on the relevant record date at their addresses set forth in the Debt Security register of Holders or at the option of the Holder, payment of interest on Securities in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the paying agent. The Holder must surrender this Security to a paying agent to collect payment of principal.

3.	Paying Agent and Registrar.

Initially, U.S. Bank National Association will act as paying agent and Registrar. The Partnership may change any paying agent or Registrar at any time upon notice to the Trustee and the Holders. The Partnership may act as paying agent.

4.	Indenture.

This Security is one of a duly authorized issue of Debt Securities of the Partnership issued and to be issued in one or more series under the Indenture.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Original Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Original Indenture, and those terms stated in the Twelfth Supplemental Indenture. The Securities are subject to all such terms, and Holders of Securities are referred to the Original Indenture, the Twelfth Supplemental Indenture and the TIA for a statement of them. The Securities of this series are general unsecured obligations of the Company limited to an initial aggregate principal amount of $600,000,000; provided, however, that the authorized aggregate principal amount of such series may be increased from time to time as provided in the Twelfth Supplemental Indenture.

5.	Optional Redemption.

The Securities are redeemable, at the option of the Partnership, at any time prior to March 1, 2021 (the date that is one month prior to the Stated Maturity) in whole, or from time to time in part, at a redemption price (the “Make-Whole Price”) equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Securities to be redeemed that would be due if the Securities matured on March 1, 2021 (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 45 basis points; plus, in either case, accrued and unpaid interest to the Redemption Date.

The actual Make-Whole Price, calculated as provided above, shall be calculated and certified to the Trustee and the Partnership by the Independent Investment Banker. For purposes of determining the Make-Whole Price, the following definitions are applicable:

“Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed, calculated as if the maturity date of the Securities were March 1, 2021 (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Securities.

“Comparable Treasury Price” means with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of U.S. Bancorp Investments, Inc., Mitsubishi UFJ Securities (USA), Inc. or Mizuho Securities USA Inc. as specified by the Partnership, and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Partnership.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Reference Treasury Dealer” means a Primary Treasury Dealer selected by each of U.S. Bancorp Investments, Inc., Mitsubishi UFJ Securities (USA), Inc. or Mizuho Securities USA Inc. or an affiliate or successor of the foregoing, and, at the Partnership’s option, one or more additional Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Partnership will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

Additionally, the Securities are redeemable, at the option of the Partnership, at any time on or after March 1, 2021 (the date that is one month prior to the Stated Maturity) in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to such Redemption Date.

Except as set forth above, the Securities will not be redeemable prior to their Stated Maturity and will not be entitled to the benefit of any sinking fund.

Securities called for optional redemption become due on the Redemption Date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder of the Securities to be redeemed at its registered address. The notice of optional redemption for the Securities will state, among other things, the amount of Securities to be redeemed, the Redemption Date, the redemption price, the method of calculating such redemption price (if the Make-Whole Price) and the place(s) that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Partnership defaults in payment of the redemption price, interest will cease to accrue on the Redemption Date with respect to any Securities that have been called for optional redemption. If less than all the Securities are redeemed at any time, the Trustee will select the Securities to be redeemed on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate; provided, however, that if at the time of redemption such Securities are represented by a Global Security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Securities held by each beneficial owner to be redeemed.

The Securities may be redeemed in part in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. Any such redemption will also comply with Article III of the Indenture.

6.	Denominations; Transfer; Exchange.

The Securities are to be issued in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7.	Person Deemed Owners.

The registered Holder of a Security may be treated as the owner of it for all purposes.

8.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected. Without consent of any Holder of a Security, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or omission, to correct any defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder of a Security. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

9.	Defaults and Remedies.

Certain events of bankruptcy or insolvency are Events of Default that will result in the principal amount of the Securities, together with premium, if any, and accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default. If any other Event of Default with respect to the Securities occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities then Outstanding may declare the principal amount of all the Securities, together with premium, if any, and accrued and unpaid interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, if at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the Outstanding Securities, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court already rendered and if all Events of Default with respect to the Securities, other than the nonpayment of the principal, premium, if any, or interest which has become due solely by such acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require reasonable indemnity or security before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power.

10.	Trustee Dealings with Partnership.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates or any subsidiary of the Partnership’s Affiliates, and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

11.	Authentication.

This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

12.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

13.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Partnership has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

14.	Absolute Obligation.

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

15.	No Recourse.

The General Partner and its directors, officers, employees and members, as such, shall have no liability for any obligations of any Subsidiary Guarantor, the Guarantor or the Partnership under the Securities, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting the Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

16.	Governing Law.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

17.	Guarantee.

The Securities are fully and unconditionally guaranteed on an unsecured, unsubordinated basis by the Guarantor as set forth in Article XIV of the Indenture, as noted in the Notation of Guarantee affixed to this Security, and under certain circumstances set forth in the Twelfth Supplemental Indenture one or more Subsidiaries of the Partnership may be required to join in such Guarantee.

18.	Reliance.

The Holder, by accepting this Security, acknowledges and affirms that (i) it has purchased the Security in reliance upon the separateness of the Guarantor and the general partner of the Guarantor from each other and from any other Persons, and (ii) the Guarantor and the general partner of Guarantor have assets and liabilities that are separate from those of each other and of any other Persons.

NOTATION OF GUARANTEE

The Guarantor (which term includes any successor Person under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Partnership.

The obligations of the Guarantor to the Holders of Securities and to the Trustee pursuant to its Guarantee and the Indenture are expressly set forth in Article XIV of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

SUNOCO LOGISTICS PARTNERS L.P.

By:	SUNOCO PARTNERS LLC,
its General Partner

By:
Name:
Title:

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN CO          –        as tenants in common

TEN ENT        –        as tenants by entireties

JT TEN            –        as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –

(Cust.)

Custodian for:

(Minor)

under Uniform Gifts to Minors Act of

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please print or type name, Social Security or other identifying number and address including postal zip code of assignee

the within Security and all rights thereunder, hereby irrevocably constituting and appointing

to transfer said Security on the books of the Partnership, with full power of substitution in the premises.

Dated	Registered Holder

Signature Guarantee:*

*	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES

IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Depositary

Annex A

FORM OF SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of                      (this “Supplemental Indenture”), is among [name of future Subsidiary Guarantor] (the “Additional Guarantor”), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Partnership”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Guarantor”), each other then existing Subsidiary Guarantor, if any, under the Indenture referred to below, and U.S. Bank National Association, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Partnership, the Guarantor, the Subsidiary Guarantors named therein and the Trustee have heretofore executed and delivered an Indenture, dated as of December 16, 2005 (as supplemented and amended by the Twelfth Supplemental Indenture thereto dated as of November 17, 2015, the “Indenture”), providing for the issuance of an aggregate principal amount of $600,000,000 of % Senior Notes due 2021 of the Partnership (the “Securities”);

WHEREAS, Section 4.14 of the Indenture provides that under certain circumstances the Partnership is required to cause the Additional Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Guarantor shall unconditionally guarantee the Securities pursuant to the Guarantee set forth in Section 14.01 of the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01(g) of the Indenture, the Partnership, the Guarantor, any other then existing Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder of the Securities;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantor, the Partnership, the Guarantor, [the existing Subsidiary Guarantors] and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby’ and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Annex-1

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.01 Agreement to be Bound. The Additional Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

The Additional Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

Section 2.02 Guarantee. The Additional Guarantor hereby fully, unconditionally and absolutely guarantees, jointly and severally with any other Subsidiary Guarantor and the Guarantor, to each Holder of the Securities and the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Partnership, when and as such principal, premium, if any, and interest shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Securities and Article XIV of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable tight, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.02 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.04 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.05 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Annex-2

Section 3.06 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By:	SUNOCO LOGISTICS PARTNERS GP LLC, its General Partner

By:
Name:
Title:

SUNOCO LOGISTICS PARTNERS L.P.

By:	SUNOCO PARTNERS LLC, its General Partner

By:
Name:
Title:

[EACH EXISTING SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Annex-3

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Annex-4